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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            ARV Assisted Living, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------


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                                                                            LOGO
December 24, 1997

Dear Shareholder:

     As you may know by now, Emeritus Corporation has launched a hostile takeover attempt of your Company. Emeritus is sending you tender offer documents and proxy materials. They seek your support to replace your Board and buy your Company.

     THERE IS NO NEED TO RUSH TO RESPOND TO EMERITUS' HOSTILE OFFER OR ITS PROXY SOLICITATION. YOU WILL HAVE PLENTY OF TIME TO CONSIDER ALL THE ISSUES.

     The tender offer is for $17.50 per share. The conditions of the offer include: (i) Emeritus receiving a tender of shares which, when added to shares already owned by Emeritus and its affiliates, equals at least a majority of the shares outstanding; (ii) Emeritus and its subsidiary obtaining financing satisfactory to them; (iii) ARV's Board of Directors approval and recommendation of a merger between ARV and Emeritus' subsidiary; and (iv) rescission of the redemption of ARV's 6 3/4% convertible subordinated notes due 2007.

     PLEASE DO NOT TENDER YOUR SHARES OR SIGN ANY PROXY MATERIALS UNTIL YOU RECEIVE YOUR BOARD'S RECOMMENDATION.

     Your Board is doing a thorough review of Emeritus' offer. The Board has retained leading investment, financial and legal advisors to help in this review.

     Your Board recognizes its fiduciary duty to act in the best interests of all shareholders. WE WILL ISSUE OUR RECOMMENDATION TO ALL SHAREHOLDERS AFTER WE COMPLETE OUR REVIEW OF THE OFFER. THIS WILL OCCUR WELL BEFORE THE OFFER'S EXPIRATION ON JANUARY 21, 1998. YOU WILL HAVE AMPLE TIME TO REVIEW ALL THE FACTS BEFORE MAKING ANY DECISIONS.

                                     -more-

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     I encourage you to contact me, Graham Espley-Jones, ARV's Chief Financial
Officer, or Mitch Gellman, ARV's Director of Investor Relations, with your questions or concerns. You can reach us at 714/435/4322 or by E-Mail at investor.relations@arvi.com. You can also contact MacKenzie Partners, Inc., which is assisting us in this matter, toll free at 800/322/2885.

Thank you for your continuing support of ARV Assisted Living, Inc.

Sincerely,

LOGO
Howard G. Phanstiel

Chairman of the Board and
Chief Executive Officer
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CERTAIN ADDITIONAL INFORMATION: ARV Assisted Living, Inc. (the "Company") will be soliciting proxies against the director nominees of Emeritus Corporation and other shareholder proposals by Emeritus Corporation. The following individuals may be deemed to be participants in the solicitation of proxies by the Company and as of December 18, 1997 beneficially own the number of shares of common stock as indicated: Howard G. Phanstiel, Chairman of the Board and Chief Executive Officer, 0 shares; John A. Booty, interim President, 699,246 shares; David P. Collins, Executive Vice President, 558,939 shares; Graham P. Espley-Jones, Executive Vice President and Chief Financial Officer, 274,964 shares; Sheila M. Muldoon, Vice President and General Counsel, 3,500 shares; Eric K. Davidson, Senior Vice President, 14,538 shares; Robert P. Freeman, Director, 6,183,238 shares; Murry N. Gunty, Director, 6,183,238 shares; Kenneth
M. Jacobs, Director, 6,183,238 shares; R. Bruce Andrews, Director, 5,000 shares; Maurice J. DeWald, Director, 6,000 shares; and John J. Rydzewski, Director, 10,000 shares. The Company has retained Salomon Smith Barney ("SSB") to act as financial advisor in connection with the proxy solicitation. SSB will not receive any fee for, or in connection with, such financial advisory and solicitation activities apart from the fees they are otherwise entitled to receive under their engagement. The Company has agreed to indemnify SSB against certain liabilities and expenses. SSB is an investment banking firm that provides a full range of financial services for institutional and individual clients. SSB does not admit or deny that any of its directors, officers, or employees is a "participant" as defined in Schedule 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning such persons. In the normal course of its business, SSB regularly buys and sells the Company's Common Stock for its own account and for the accounts of its customers, which transactions may result from time to time in SSB and its associates having a net "long" or net "short" position in the Company's Common Stock or option contracts with other derivatives in or relating to the Company's securities. According to a Schedule 13D filed by SSB on December 6, 1997, as of October 29, 1997, SSB may be deemed to beneficially own 664,778 shares of the Company's Common Stock. SSB will assist in the solicitation of proxies, which will be carried out by a team of individuals consisting of directors, officers and employees of SSB numbering approximately 10 persons.